EXHIBIT 10.1

CERIDIAN CORPORATION

EXECUTIVE EMPLOYMENT AGREEMENT

PARTIES

Ceridian Corporation
3311 East Old Shakopee Road
Minneapolis, Minnesota 55425-1640

and

Kathryn V. Marinello
(“Executive”)

Date:             October 1, 2006

RECITALS

A.            Ceridian wishes to obtain the services of Executive for the duration of this Agreement, and Executive wishes to provide services for such period.

B.            Ceridian desires reasonable protection of Ceridian’s Confidential Information (as defined below).

C.            Ceridian desires assurance that Executive will not compete with Ceridian, engage in recruitment of Ceridian’s employees or make disparaging statements about Ceridian after termination of employment, and Executive is willing to refrain from such competition, recruitment and disparagement.

D.            Executive desires to be assured of a minimum Base Salary (as defined below) from Ceridian for Executive’s services for the term of this Agreement.

E.             It is expressly recognized by the parties that Executive’s acceptance of, and continuance in, Executive’s position with Ceridian and agreement to be bound by the terms of this Agreement represents a substantial commitment to Ceridian in terms of Executive’s personal and professional career and a foregoing of present and future career options by Executive, for all of which Ceridian receives substantial value.

F.             The parties recognize that a Change of Control (as defined below) may result in material alteration or diminishment of Executive’s position and responsibilities and substantially frustrate the purpose of Executive’s commitment to Ceridian and forbearance of career options.

G.            The parties recognize that in light of the above-described commitment and forbearance of career options, it is essential that, for the benefit of Ceridian and its stockholders, provision be made for the possibility of a Change of Control Termination (as defined below) in order to enable Executive to accept and effectively continue in Executive’s position in the face of inherently disruptive circumstances arising from the possibility of a Change of Control of Ceridian Corporation (as defined below), although no such change is now contemplated or foreseen.

NOW, THEREFORE, in consideration of Executive’s acceptance of and continuance in Executive’s employment for the term of this Agreement and the parties’ agreement to be bound by the terms contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.01        “Affiliate” means any entity with whom Ceridian would be considered a single employer under Section 414(b) or 414(c) of the Code.

1.02        “Base Salary” means annualized base salary as defined under Section 3.01 of Article III.

1.03        “Board” means the Board of Directors of Parent Corporation.

1.04        “Cause” means cause as defined under Section 4.02 of Article IV.

1.05        “Ceridian” means Ceridian Corporation, a Delaware corporation f/k/a New Ceridian Corporation, and, except for purposes of Section 7.01(b) and (f), any Subsidiary (as that term is defined in Section 1.12).

1.06        “Code” means the Internal Revenue Code of 1986, as amended.

1.07        “Committee” means the Compensation Committee of the Board.

1.08        “Confidential Information” means information or material of Ceridian which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including:

(a)           information or material relating to Ceridian and its business as conducted or anticipated to be conducted; business plans; operations; past, current or anticipated services, products or software; customers or prospective customers; relations with business partners or prospective business partners; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities;

(b)           information or material relating to Ceridian’s inventions, improvements, discoveries, “know-how,” technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of Ceridian’s services, products or software;

(c)           information on or material relating to Ceridian which when received is marked as “proprietary,” “private,” or “confidential;”

(d)           trade secrets of Ceridian;

(e)           software of Ceridian in various stages of development, software designs, web-based solutions, specifications, programming aids, programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of Ceridian; and

(f)            any similar information of the type described above which Ceridian obtained from another party and which Ceridian treats as or designates as being proprietary, private or confidential, whether or not owned or developed by Ceridian.

Notwithstanding the foregoing, “Confidential Information” does not include any information which is properly published or in the public domain; provided, however, that information which is published by or with the aid of Executive outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement.

1.09        “Disability” means totally and permanently disabled as defined in Ceridian’s group long-term disability plan applicable to senior executives, as may be amended from time to time.

1.10        “Good Reason” means any one or more of the following events which shall occur without Executive’s express written consent:

(a)           A change in Executive’s reporting responsibilities, titles or office, or any removal of Executive from, or any failure to re-elect Executive to, any of such positions, which has the effect of materially diminishing Executive’s responsibility or authority, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by Ceridian promptly after receipt of written notice thereof given by Executive and excluding any diminution attributable to a sale, spin off, reverse spin off or similar disposition of any Subsidiary of Ceridian.

(b)           A reduction by Ceridian in Executive’s Base Salary or bonus opportunity or as the same may be increased from time to time thereafter or any failure by Ceridian to pay any portion of Executive’s compensation when due, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Ceridian promptly after receipt of written notice thereof given by Executive;

(c)           Ceridian requiring Executive to be based anywhere other than within 50 miles of Executive’s job location as of the Commencement Date;

(d)           Without replacement by plans, programs, or arrangements which, taken as a whole, provide benefits to Executive at least reasonably comparable to those discontinued or adversely affected, (A) the failure by Ceridian to continue in effect, any bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee compensation or benefit plan, program or arrangement, in which Executive is participating; or (B) the taking of any action by Ceridian that would materially and adversely affect Executive’s participation or materially reduce Executive’s benefits under any of such plans, programs or arrangements;

(e)           The failure by Ceridian to provide office space, furniture, and secretarial support at least comparable to that provided Executive immediately prior to such failure or the taking of any similar action by Ceridian that would materially adversely affect the working conditions in or under which Executive performs her employment duties; or

(f)            Any material breach of this Agreement by Ceridian, or the failure by a successor to Ceridian to assume the provisions of this Agreement, including without limitation, Articles III, IV and VII.

Executive’s right to terminate employment for Good Reason shall not be affected by Executive’s incapacity due to physical or mental illness.  Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event constituting Good Reason hereunder.

1.11        “Parent Corporation” means Ceridian Corporation.  “Parent Corporation” shall not include any Subsidiary.

1.12        “Subsidiary” means:  (a) any corporation at least a majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the occurrence of a contingency) is at the time owned by Parent Corporation and/or one or more Subsidiaries; and (b) any division or business unit (or portion thereof) of Parent Corporation or a corporation described in clause (a) of this Section 1.12.

1.13        “Termination of Executive’s Employment” means (i) Executive has severed her employment relationship with Ceridian and all Affiliates provided such termination constitutes a “separation from service” under Section 409A of the Code, or (ii) Executive experiences a change in employment status with Ceridian and its Affiliates that constitutes a “separation from service” under Section 409A of the Code.

ARTICLE II

EMPLOYMENT, DUTIES AND TERM

2.01      Employment.  Upon the terms and conditions set forth in this Agreement, Ceridian hereby employs Executive as President and Chief Executive Officer, and Executive accepts such employment.

2.02      Duties.  Executive shall devote her full-time and best efforts to Ceridian and to fulfilling the duties of her position which shall include such duties as may from time to time be assigned her by Ceridian, provided that such duties are reasonably consistent with Executive’s education, experience and background.  Executive shall comply with Ceridian’s policies and procedures to the extent they are not inconsistent with this Agreement in which case the provisions of this Agreement prevail.

Executive also agrees to serve, for any period for which the Executive is elected, as a member of the Board or as a director or officer of any Affiliate; provided, however, that Executive shall not be entitled to any additional compensation for serving in any of such capacities.  Unless prohibited by applicable law, court order or binding shareholder action, Ceridian will place the name of Executive in nomination to serve as Chair of the Board upon the first anniversary of the Commencement Date (as defined below) and from time to time thereafter.  Upon termination of Executive’s employment, for whatever reason, Executive agrees to resign immediately from the Board and from all Affiliate boards of directors on which she is then currently serving.

2.03      Term.  Subject to the provisions of Articles IV and VIII, Executive’s employment with Ceridian shall commence on October 23, 2006 or such earlier date as may be mutually agreed upon by the parties (the “Commencement Date”) and shall continue until October 22, 2009 (the “Initial Term”).  Following the end of the Initial Term and on each anniversary thereof, and subject to the provisions of Article IV and VIII, this Agreement and Executive’s employment shall be automatically extended for an additional one-year period.  For purposes hereof, the Initial Term, together with any subsequent extensions thereof, are hereinafter referred to as the “Term.”  Upon the occurrence of a Change of Control during the Term, all applicable Change of Control protections set forth herein (including, without limitation, those set forth in Article VII hereof) shall continue to apply for the 24-month period commencing on the date of the Change of Control.

ARTICLE III

COMPENSATION AND EXPENSES

3.01        Base Salary.  As base compensation for all services rendered under this Agreement, Executive shall receive an annualized base salary (“Base Salary”) of Seven Hundred Eighty Thousand Dollars ($780,000.00), starting on the Commencement Date.  The Base Salary shall be paid in accordance with Ceridian’s normal payroll procedures and policies, as such procedures and policies may be modified from time to time.  At least once annually, the Base Salary shall be reviewed and adjusted in the sole discretion of the Committee.

3.02        Bonus and Incentive.  Bonus or incentive compensation shall be at the sole discretion of the Committee (including any goals the Committee establishes to govern such plans for any year), in accordance with the terms and conditions of any Ceridian bonus or incentive plans; provided, however, that for purposes of Executive’s 2007 cash incentive (payable in 2008), Executive’s “threshold” cash incentive shall mean an amount equal to 80% of Base Salary; “target” cash incentive shall mean an amount equal to 110% of Base Salary; and “superior” cash incentive shall mean an amount equal to 140% of Base Salary.  In addition, Executive’s 2007 cash incentive shall be multiplied by 1.25 (representing three months of 2006 and all of 2007).  Except as otherwise provided in this Section 3.02 and in Article VII, Ceridian shall have the right, in accordance with their terms, to alter, amend or eliminate any bonus or incentive plans without compensation to Executive.

3.03.       Stock Option and Restricted Stock Grants.  Ceridian hereby grants to Executive an option to purchase shares of Ceridian’s common stock, effective as of the Commencement Date.  The number of shares subject to Executive’s option shall be determined by taking Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) divided by the “fair market value” of Ceridian’s common stock as of the close of business on the Commencement Date (as reported in the Midwest Edition of the Wall Street Journal) and further divided by 33% (or such other appropriate percentage as required under the Black Scholes method for converting dollar amounts into option shares).  The exercise price for this option shall be the fair market value of Ceridian’s common stock as of the close of business on the Commencement Date, as reported in the Midwest Edition of the Wall Street Journal.

Ceridian hereby also grants to Executive Ceridian restricted shares of Ceridian’s stock having a value in the gross amount of One Million Three Hundred Fifty Thousand Dollars ($1,350,000) as of the date of grant, which shall coincide with the Commencement Date (such value to be determined as of the close of business on the Commencement Date, as reported in the Midwest Edition of the Wall Street Journal).  Such option and restricted shares shall vest ratably in annual 33-1/3% increments over a three-year period, in accordance with the following schedule:

Vesting Date:	Percentage of Equity Award Vested:
October 1, 2007	33-1/3%
October 1, 2008	33-1/3%
October 1, 2009	33-1/3%

Except as expressly set forth in this Section 3.03, Section 4.03(a) and Section 7.03(e), the option and restricted shares to be awarded to Executive under this Section 3.03 shall be provided in all other respects subject to and in conformity with the provisions of Ceridian’s 2004 Long Term Stock Incentive Plan (the “Stock Plan”), as the same may be amended from time to time, and Ceridian’s standard form of non-qualified stock option and restricted stock agreements, to be entered into by Executive and Ceridian.

3.04.       Retention Bonus.  In consideration of Executive’s commencement and continuation of employment with Ceridian as provided herein, and to replace forfeited compensation earned at her previous employer, Ceridian will provide to Executive as a Retention Bonus restricted shares of Ceridian’s stock having a value in the gross amount of Two Million Five Hundred Thousand Dollars ($2,500,000) as of the date of grant, which shall coincide with the Commencement Date (such value to be determined as of the close of business on the Commencement Date, as reported in the Midwest Edition of the Wall Street Journal).  Such restricted shares shall vest ratably in annual 33-1/3% increments over a three-year period, in accordance with the following schedule:

Vesting Date:	Percentage of Retention Bonus Vested:
October 1, 2007	33-1/3%
October 1, 2008	33-1/3%
October 1, 2009	33-1/3%

Executive may, at her option, elect to receive some or all of the Retention Bonus in the form of an option to purchase shares of Ceridian’s common stock, provided that Executive has made and communicated such election to Ceridian in writing on or prior to the Commencement Date.  For purposes of converting Executive’s restricted shares into an option, the number of shares subject to Executive’s option shall be determined by dividing the number of restricted shares designated for conversion by 33% (or such other appropriate percentage as required under the Black Scholes method for converting restricted shares into option shares).  The exercise price for this option shall be the fair market value of Ceridian’s common stock as of the close of business on the Commencement Date, as reported in the Midwest Edition of the Wall Street Journal.

Except as expressly set forth in this Section 3.04, Section 4.03(a) and Section 7.03(e), the option (if any) and restricted shares to be awarded to Executive as a Retention Bonus shall be provided in all other respects subject to and in conformity with the provisions of Ceridian’s Stock Plan, as the same may be amended from time to time, and Ceridian’s standard form of non-qualified stock option and restricted stock agreements, to be entered into by Executive and Ceridian.

3.05.       Signing Bonus.  In consideration of Executive’s execution and delivery of this Agreement and her commencement of employment with Ceridian, Ceridian will pay to the Executive a one-time lump sum payment in the gross amount of Nine Hundred Fifty Thousand Dollars ($950,000), which shall be payable within ten (10) working days following the Commencement Date.

3.06.       Benefit Plans.  Executive shall be entitled to participate in the employee health and welfare, retirement and other employee benefits programs offered generally by Ceridian to its executive employees, to the extent that Executive’s position, tenure, salary, health, and other qualifications make Executive eligible to participate.  Executive shall also receive an allowance, to be determined periodically by the Committee, for membership in a country club of her choice.

3.07        Additional Annual Payment in Lieu of Certain Perquisites.  Executive shall be paid a minimum of Forty Five Thousand Dollars ($45,000) per annum in lieu of certain perquisites, the first payment of which shall be payable within ten (10) working days following the Commencement Date and in subsequent years shall be paid in accordance with Ceridian’s normal payroll procedures and policies, as such procedures and policies may be modified from time to time.    No such policies or procedures shall allow for the non-payment of the amounts due pursuant to this Section 3.07.  Such compensation shall be reviewed and increased in the sole discretion of the Committee.

3.08        Business Expenses.  Ceridian shall, consistent with its policies in effect from time to time, bear all ordinary and necessary business expenses incurred by Executive in performing her duties as an employee of Ceridian, provided that Executive accounts promptly for such expenses to Ceridian in the manner prescribed from time to time by Ceridian.

ARTICLE IV

EARLY TERMINATION

4.01        Early Termination.  This Article shall not apply to a Change of Control Termination which is governed solely by the provisions of Article VII, and does not alter the respective continuing obligations of the parties pursuant to Articles V and VI.

4.02        Termination for Cause.  Ceridian may terminate this Agreement and Executive’s employment immediately for Cause.  For the purpose hereof “Cause” means:

(a)           fraud;

(b)           misrepresentation which has or could have a materially adverse effect on Ceridian;

(c)           theft or embezzlement of Ceridian assets;

(d)           conviction of a crime involving moral turpitude;

(e)           failure to follow Ceridian’s conduct and ethics policies; and/or

(f)            the continued failure by Executive to attempt in good faith to perform her duties as reasonably assigned to Executive pursuant to Section 2.02 of Article II of this Agreement for a period of 60 days after a written demand for such performance which specifically identifies the manner in which it is alleged Executive has not attempted in good faith to perform such duties.

A Termination of Executive’s Employment by Ceridian shall not constitute a termination for Cause unless (i) there has been delivered to Executive by the Board, at least 10 days prior to such termination, a written notice which specifically identifies conduct described in clauses (a) through (f) in which the Board believes Executive has engaged and (ii) the Board has duly adopted a resolution, by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct described in clauses (a), (b), (c), (d), (e) or (f), and specifying the particulars thereof in detail.  In the event of termination for Cause pursuant to this Section 4.02, Executive shall be paid at the usual rate of Executive’s annual Base Salary through the date of termination specified in any written notice of termination.

4.03        Termination Without Cause; Termination for Good Reason.  Ceridian may terminate this Agreement and Executive’s employment without Cause on at least 30 days’ written notice.  Executive may terminate this Agreement and Executive’s employment with or without Good Reason on at least 30 days’ written notice.  In the event of Termination of Executive’s Employment pursuant to this Section 4.03, compensation shall be paid as follows:

(a)           If the notice of termination is given by Ceridian without Cause or by Executive for Good Reason, Executive shall be paid at the usual rate of her annual Base Salary through the 30 day notice period (provided, however, that Ceridian shall have the option of making termination of the Agreement and Termination of Executive’s Employment effective immediately upon notice in which case Executive shall be paid a lump sum representing the value of 30 days worth of salary), and Executive shall become entitled to the following severance benefits:

(1)           a lump sum cash payment equal to two times the sum of (i) Executive’s then-current Base Salary and (ii) the bonus, if any, to which Executive became entitled under all applicable Ceridian annual bonus plans for the full fiscal year completed immediately prior to termination (or, if termination occurs in Executive’s first fiscal year, the bonus, if any, to which Executive would otherwise have become entitled under all applicable Ceridian annual bonus plans in effect at the time of termination of this Agreement had Executive remained continuously employed for the full fiscal year in which termination occurred and continued to perform her duties in the same manner as they were performed immediately prior to termination, without giving effect to any reduction in bonus opportunity constituting Good Reason).

(2)           a prorated portion of Executive’s bonus compensation, if any, to which Executive would have otherwise become entitled for the fiscal year in which the Termination of Employment occurs had Executive remained continuously employed for the full fiscal year, calculated by multiplying such bonus compensation by a fraction, the numerator of which is the number of days in the applicable fiscal year through the date of termination and the denominator of which is 365 (without giving effect to any reduction in bonus opportunity constituting Good Reason);

(3)           reasonable executive-level outplacement services, not to exceed $50,000, for a period of up to 24 months (or if earlier, until the first acceptance by Executive of an offer of employment), to be provided through Executive’s preferred provider of such services; and

(4)           if following her termination, Executive elects COBRA continuation coverage for Executive and her eligible dependents under Ceridian’s group health plan, Ceridian shall reimburse Executive for the applicable COBRA premiums paid during the COBRA continuation period.

Notwithstanding the foregoing, in the event that a Termination of Executive’s Employment under this Section 4.03(a) occurs before October 1, 2007, 33-1/3% of the options and restricted shares awarded to Executive under Section 3.03 and Section 3.04 shall become fully vested and exercisable and, if applicable, free from all restrictions.  The payment and provision of the severance benefits provided for in this Section 4.03(a) are conditioned upon Executive executing a release, similar to that attached as Exhibit A, of all claims against Ceridian.  Payment and provision of benefits shall commence promptly following termination and Executive’s endorsement of the Release attached as Exhibit A and the expiration of the right of rescission set forth in Exhibit A without Executive exercising her right of rescission (or, in the case of any bonus in Section

4.03(a)(1) or Section 4.03(a)(2) that is calculated upon completion of the fiscal year in which termination occurs, payment shall be within 15 days after the date such bonus would have been paid had Executive remained employed for the full fiscal year, if later).

(b)           If the notice of termination is given by Executive without Good Reason, Executive shall be paid at the usual rate of her annual Base Salary through the 30 day notice period.

4.04        Termination In The Event of Death or Disability.  This Agreement shall terminate in the event of death or Disability of Executive.

(a)           In the event of Executive’s death, Ceridian shall pay the following death benefits as soon as practicable following Ceridian’s receipt of notice of Executive’s death, a lump sum cash payment equal to one year of Executive’s then-current Base Salary.

Such amount shall be paid (i) to the beneficiary or beneficiaries designated in writing to Ceridian by Executive, (ii) in the absence of such designation to the surviving spouse, or (iii) if there is no surviving spouse, or such surviving spouse disclaims all or any part, then the full amount, or such disclaimed portion, shall be paid to the executor, administrator or other personal representative of Executive’s estate.

(b)           In the event of Executive’s Disability, Base Salary shall be terminated as of the end of the month in which the last day of the six-month period of Executive’s inability to perform her duties, despite Ceridian’s efforts to reasonably accommodate, occurs.

(c)           In the event of termination by reason of Executive’s death or Disability, in addition to the death or Disability benefits provided in Section 4.04(a) and Section 4.04(b), Ceridian shall pay to Executive a prorated bonus equal to (1) the amount Executive would have received in annual incentive plan bonus for the year in which termination occurs had “target” goals been achieved, multiplied by (2) a fraction, the numerator of which is the number of days in the applicable fiscal year through the date of termination and the denominator of which is 365.  The amount payable pursuant to this Section 4.04(c) shall be paid within 15 days after the date such bonus would have been paid had Executive remained employed for the full fiscal year.

4.05        Retirement.  Executive may terminate this Agreement and Executive's employment as a result of Executive’s decision to retire from Ceridian.  Executive shall provide Ceridian with at least 30 days' written notice of the date upon which Executive intends to retire.  Executive shall be paid at the usual rate of her annual Base Salary through the date of retirement stipulated in the written notice.

4.06.       Entire Termination Payment.  The compensation provided for in this Article IV for early termination of this Agreement and Termination of Executive’s Employment pursuant to this Article IV shall constitute Executive’s sole remedy for such termination.  Executive shall not be entitled to any other termination or severance payment which may be payable to Executive under any other agreement between Executive and Ceridian.

ARTICLE V

CONFIDENTIALITY, DISCLOSURE AND ASSIGNMENT

5.01        Confidentiality.  Executive acknowledges that Ceridian has taken reasonable measures to preserve the secrecy of its Confidential Information.  Executive will not, during the term or after the termination or expiration of this Agreement or her employment, publish, disclose, or utilize in any manner any Confidential Information obtained while employed by Ceridian except in connection with performing her duties as an Executive of Ceridian. If Executive leaves the employ of Ceridian, Executive will not, without Ceridian’s prior written consent, retain or take away any drawing, writing or other record in any form containing any Confidential Information.

5.02        Business Conduct and Ethics. During the term of employment with Ceridian, Executive will engage in no activity or employment which may conflict with the interest of Ceridian, and will comply with Ceridian’s policies and guidelines pertaining to business conduct and ethics.

5.03        Disclosure.  Executive will disclose promptly in writing to Ceridian all inventions, discoveries, software, writings and other works of authorship which are conceived, made, discovered, or written jointly or singly on Ceridian time or on Executive’s own time, providing the invention, improvement, discovery, software, writing or other work of authorship is capable of being used by Ceridian in the normal course of business, and all such inventions, improvements, discoveries, software, writings and other works of authorship shall belong solely to Ceridian.

5.04        Instruments of Assignment.  Executive will sign and execute all instruments of assignment and other papers to evidence transfer of Executive’s entire right, title and interest in such inventions, improvements, discoveries, software, writings or other works of authorship in Ceridian, at the request and the expense of Ceridian, and Executive will do all acts and sign all instruments of assignment and other papers Ceridian may reasonably request relating to applications for patents, patents, copyrights, and the enforcement and protection thereof.  If Executive is needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to inventions, improvements, discoveries, software, writings or other works of authorship conceived, developed or reduced to practice by Executive, Executive agrees to do so, and if Executive leaves the employ of Ceridian, Ceridian shall pay Executive at a rate of $5,000 per business day, plus reasonable traveling or other expenses.

5.05        Inventions Developed on Executive’s Own Time.  The two immediately preceding sections entitled “Disclosure” and “Instruments of Assignment” do not apply to inventions in which a Ceridian claim of any rights will create a violation of Chapter 181 Minnesota Statutes, Section 181.78, reproduced below and constituting the written notification of its Subdivision 3.

181.78 Agreements; terms relating to inventions

Subdivision 1.

Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.  Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

Subdivision 2.

No employer shall require a provision made void and unenforceable by subdivision 1 as a condition of employment or continuing employment.

Subdivision 3.

IF AN EMPLOYMENT AGREEMENT ENTERED INTO AFTER AUGUST 1, 1977, CONTAINS A PROVISION REQUIRING THE EMPLOYEE TO ASSIGN OR OFFER TO ASSIGN ANY OF THE EMPLOYEE’S RIGHTS IN ANY INVENTION TO AN EMPLOYER, THE EMPLOYER MUST ALSO, AT THE TIME THE AGREEMENT IS MADE, PROVIDE A WRITTEN NOTIFICATION TO THE EMPLOYEE THAT THE AGREEMENT DOES NOT APPLY TO AN INVENTION FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITY OR TRADE SECRET INFORMATION OF THE EMPLOYER WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON THE EMPLOYEE’S OWN TIME, AND (1) WHICH DOES NOT RELATE (a) DIRECTLY TO THE BUSINESS OF THE EMPLOYER OR (b) TO THE EMPLOYER’S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, OR (2) WHICH DOES NOT RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER.

5.06        Executive’s Declaration. Executive has no inventions, data bases, improvements, discoveries, software, writings or other works of authorship useful to Ceridian in the normal course of business, which were conceived, made or written prior to the date of this Agreement and which are excluded from this Agreement.

5.07        Survival.  The obligations of this Article V shall survive the expiration or termination of this Agreement and Executive’s employment.

ARTICLE VI

NON-COMPETITION, NON-RECRUITMENT, AND NON-DISPARAGEMENT

6.01        General.  The parties hereto recognize and agree that (a) upon commencement of employment, Executive shall serve as a senior executive of Ceridian and as a key executive of Ceridian, (b) Executive has received, and will in the future receive, substantial amounts of Confidential Information, (c) Ceridian’s business is conducted on a worldwide basis, and (d) provision for non-competition, non-recruitment and non-disparagement obligations by Executive is critical to Ceridian’s continued economic well-being and protection of Ceridian’s Confidential Information.  In light of these considerations, this Article VI sets forth the terms and conditions of Executive’s obligations of non-competition, non-recruitment and non-disparagement subsequent to the termination of this Agreement and/or Executive’s employment for any reason other than a Change of Control Termination.  Sections 6.02 and 6.03 of this Agreement shall be of no further force or effect upon a Change of Control Termination.

6.02        Non-Competition.

(a)           During the term of this Agreement, Executive will devote full time and energy to furthering Ceridian’s business and will not pursue any other business activity without Ceridian’s written consent; provided, however, that Executive may serve on the board of directors of one other entity that is not an Affiliate, subject to the Executive’s prior consultation with the nominating and governance committee of the Board; and provided, further, that Executive may author one book, on the condition that her time and efforts associated with such authorship do not diminish her full and faithful discharge of all her responsibilities to Ceridian under this Agreement, including but not limited to her duties as President and Chief Executive Officer and her obligations under Article V above and Section 6.04 below.    Unless the obligation is waived or limited by Ceridian in accordance with subsection (b) of this Section 6.02, Executive agrees that during her employment with Ceridian and for a period of two years following termination of employment for any reason other than a Change of Control Termination (“Non-Compete Period”), Executive will not directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any commercial activity in competition with any part of Ceridian’s business as conducted as of the date of such termination of employment or with any part of Ceridian’s contemplated business with respect to which Executive has Confidential Information.  For purposes of this subsection

(a), “shareholder” shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange.  Also for purposes of this subsection (a), “Ceridian’s business” shall include business conducted by Ceridian or its Affiliates and any partnership or joint venture in which Ceridian or its Affiliates is a partner or joint venturer; provided that, “Affiliate” as used in this sentence shall not include any corporation in which Ceridian has ownership of less than fifteen percent (15%) of the voting stock.

(b)           At its sole option Ceridian may, by written notice to Executive at any time within the Non-Compete Period, waive or limit the time and/or geographic area in which Executive cannot engage in competitive activity.

(c)           During the Non-Compete Period, prior to accepting employment with or agreeing to provide consulting services to, any firm or entity which offers competitive products or services, Executive shall give 30 days prior written notice to Ceridian.  Such written notice shall describe the firm and the employment or consulting services to be rendered to the firm or entity, and shall include a copy of the written offer of employment or engagement of consulting services.  Ceridian shall respond within 20 days with approval of or objection to Executive’s notice of desire to render employment or consulting services with such firm or entity.

6.03        Non-Recruitment.  During the term of employment and for a period of two years following termination of employment for any reason other than a Change of Control Termination, Executive will not directly or indirectly hire any of Ceridian’s employees, or solicit any of Ceridian’s employees for the purpose of hiring them or inducing them to leave their employment with Ceridian, nor will Executive own, manage, operate, join, control, consult with, participate in the ownership, management, operation or control of, be employed by, or be connected in any manner with any person or entity which engages in the conduct proscribed in this Section 6.03.  This provision shall not preclude Executive from responding to a request (other than by Executive’s employer) for a reference with respect to an individual’s employment qualifications.

6.04        Non-Disparagement.  Executive will not, during the term or after the termination or expiration of this Agreement or Executive’s employment, make disparaging statements, in any form, about Ceridian, its officers, directors, agents, employees, products or services which Executive knows, or has reason to believe, are false or misleading.  Ceridian will not, during the term or after the termination or expiration of this Agreement or Executive’s employment, make disparaging statements, in any form, about Executive which Ceridian knows, or has reason to believe, are false or misleading.

6.05        Survival and Enforceability.  The obligations of this Article VI shall survive the expiration or termination of this Agreement and Executive’s employment.  Should any provision of this Article VI be held invalid or illegal, such illegality shall not invalidate the whole of this Article VI or the Agreement, but, rather, Article VI shall be construed as if it did not contain the illegal part or narrowed to permit its enforcement, and the rights and obligations of the parties shall be construed and enforced accordingly. In furtherance of and not in limitation of the foregoing, Executive expressly agrees that should the duration of or geographical extent of, or business activities covered by, any provision of this Article VI be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities that may validly be covered.  Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Article VI shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.  This Article VI does not replace and is in addition to any other agreements Executive may have with Ceridian on the matters addressed herein.

ARTICLE VII

CHANGE OF CONTROL

7.01        Definitions.  For purposes of this Article VII, the following definitions shall be applied:

(a)           “Benefit Plan” means any formal or informal plan, program or other arrangement heretofore or hereafter adopted by Ceridian for the direct or indirect provision of compensation to Executive (including groups or classes of participants or beneficiaries of which Executive is a member), whether or not such compensation is deferred, is in the form of cash or other property or rights, or is in the form of a benefit to or for Executive.

(b)           “Change of Control” shall mean the first of the following events to occur:

(1)           there is consummated a merger or consolidation to which Ceridian or any direct or indirect Subsidiary of Ceridian is a party if the merger or consolidation would result in the voting securities of Ceridian outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) less than 60% of the combined voting power of the securities of Ceridian or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(2)           the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of  1934, as amended (the “Exchange Act”)) in the aggregate of securities of Ceridian representing twenty percent (20%) or more of the total combined voting power of Ceridian’s then issued and outstanding securities is acquired by any person or entity or group of associated persons or entities acting in concert; provided, however, that for purposes hereof, the following acquisitions shall not constitute a Change of Control: (A) any acquisition by Ceridian or any of its subsidiaries, (B) any acquisition directly from Ceridian or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust or fiduciary) sponsored or maintained by Ceridian or any corporation controlled by Ceridian, (D) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, (E) any acquisition by a corporation owned, directly or indirectly, by the stockholders of Ceridian in substantially the same proportions as their ownership of stock of Ceridian, (F) any acquisition in connection with which, pursuant to Rule 13d-1 promulgated pursuant to the Exchange Act, the individual, entity or group is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report on Schedule 13D, beneficial ownership of all of the voting securities of Ceridian beneficially owned by it on such date, and (G) any acquisition in connection with a merger or consolidation which, pursuant to paragraph (1) above, does not constitute a Change of Control; or

(3)           there is consummated a transaction contemplated by an agreement for the sale or disposition by Ceridian of all or substantially all of Ceridian’s assets, other than a sale or disposition by Ceridian of all or substantially all of Ceridian’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of Ceridian in substantially the same proportions as their ownership of Ceridian immediately prior to such sale; or

(4)           the stockholders of Ceridian approve any plan or proposal for the liquidation of Ceridian; or

(5)           a change in the composition of the Board such that the “Continuity Directors” cease for any reason to constitute at least a majority of the Board.  For purposes of this clause, “Continuity Directors” means (A) those members of the Board who were directors on the Commencement Date and (B) those members of the Board (other than a director whose initial assumption of office was in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Ceridian) who were elected or appointed by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the then-existing directors who either were directors on the date hereof or were previously so elected or appointed; or

(6)           such other event or transaction as the Board shall determine constitutes a Change of Control.

Notwithstanding any provision in this Section 7.01(b) to the contrary, a Change of Control shall not include a sale, spin off, reverse spin off or similar disposition of any Subsidiary of Ceridian, unless or until the Board shall determine that such disposition constitutes a Change of Control.

(c)           “Change of Control Compensation” means any payment or benefit (including any transfer of property) in the nature of compensation, to or for the benefit of Executive under this Agreement or any Other Agreement or Benefit Plan, which is considered to be contingent on a change in the ownership or effective control of Ceridian for purposes of Section 280G of the Code.

(d)           “Change of Control Termination” means, with respect to Executive, any of the following events:

(1)           On or within two years after a Change of Control, Termination of Executive’s Employment by Ceridian for any reason other than (A) fraud, (B) theft or embezzlement of Ceridian assets, (C) conviction of a crime involving moral turpitude, or (D) failure to follow Ceridian’s conduct and ethics policies;

(2)           On or within two years after a Change of Control, Termination of Executive’s Employment by Executive for Good Reason; or

(3)           A Termination of Executive’s Employment by Ceridian other than for the reasons described in clauses (A) through (D) of Section 7.01(d)(1) during the pendency of a Potential Change of Control and Executive reasonably demonstrates that such termination was at the request or direction of a person or entity who has entered into an agreement, the consummation of which would result in a Change of Control, or is otherwise in connection with or in anticipation of a Change of Control (whether or not a Change of Control ever occurs).  For purposes of this Agreement, in the event of a termination described in the preceding sentence, a Change of Control will be deemed to have occurred immediately prior to the Termination of Executive’s Employment for purposes of this Agreement.

A Change of Control Termination by Executive shall not, however, include termination by reason of death or Disability.  A Termination of Executive’s Employment by Ceridian shall not constitute a termination described in clauses (A) through (D) of Section 7.01(d)(1) unless (i) there has been delivered to Executive by the Board, at least 10 days prior to such termination, a written notice which specifically identifies conduct described in clauses (A), (B), (C) or (D) of Section 7.01(d)(1) in which the Board believes Executive has engaged and (ii) the Board has duly adopted a resolution, by the affirmative vote of not less than two-

thirds (2/3) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct described in clauses (A), (B), (C) or (D) of Section 7.01(d)(1), and specifying the particulars thereof in detail.

(e)           “Other Agreements” means any agreement, contract or understanding heretofore or hereafter entered into between Executive and Ceridian for the direct or indirect provision of compensation to Executive.

(f)            “Potential Change of Control” shall be deemed to have occurred if the event set forth in any one of the following subsections shall have occurred: (A) Ceridian enters into an agreement, the consummation of which would result in the occurrence of a Change of Control; (B) Ceridian or any person or entity publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control; (C) any person becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Ceridian representing 15% or more of either the then outstanding shares of common stock of Ceridian or the combined voting power of Ceridian’s then outstanding securities; or (D) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change of Control has occurred.

7.02        Termination by Executive.   The Termination of Executive’s Employment as described in Section 7.01(d)(2) shall be accomplished by, and effective upon, Executive giving written notice to Ceridian of Executive’s decision to terminate.  Except as otherwise expressly provided in this Agreement, upon the exercise of said right, all obligations and duties of Executive under this Agreement shall be of no further force and effect.

7.03        Change of Control Termination Payment.

(a)           In the event of a Change of Control Termination, Ceridian shall make a lump sum severance payment to Executive in an amount equal to three times the sum of (1), (2) and (3) below:

(1)           one year of Executive’s then-current Base Salary (without giving effect to any reduction in Base Salary constituting Good Reason), plus the bonus, if any, to which Executive became entitled under all applicable Ceridian annual bonus plans for the full fiscal year completed immediately prior to the Change of Control Termination (or, if termination occurs in Executive’s first fiscal year, the bonus, if any, to which Executive would otherwise have become entitled under all applicable Ceridian annual bonus plans in effect had Executive remained continuously employed for the full fiscal year in which termination occurred and continued to perform her duties in the same manner as they were performed immediately prior to termination, without giving effect to any reduction in bonus opportunity constituting Good Reason);

(2)           the bonus, if any, that Executive would have earned under all applicable Ceridian bonus plans for the year in which the termination occurs had “superior” goals been achieved (without giving effect to any reduction in bonus opportunity constituting Good Reason); and

(3)           the highest annual amount of 401(k) Restoration Match (as defined in the Ceridian Corporation Deferred Compensation Plan (the “DCP”)) and Supplemental Match Credit (as defined in the DCP) made by Ceridian on behalf of Executive into the DCP over the last three fiscal years prior to termination of Executive.

(b)           In the event of a Change of Control Termination, Ceridian shall also pay to Executive, along with the lump sum severance payment described in Section 7.03(a), a prorated portion of Executive’s bonus compensation for the fiscal year in which the Change of Control Termination occurs (assuming that any applicable performance objectives were achieved at the “target” level of performance and without giving effect to any reduction in bonus opportunity constituting Good Reason) calculated by multiplying (A) the maximum achievable amount of such bonus compensation by (B) a fraction, the numerator of which is the number of days in the applicable fiscal year through the date of termination and the denominator of which is 365.

(c)           In the event of a Change of Control Termination, Executive shall be entitled to continued medical and dental coverage in accordance with Section 7.06

(d)           Following a Change of Control Termination, Ceridian shall provide Executive with reasonable executive-level outplacement services, not to exceed $50,000, for a period of up to 24 months (or if earlier, until the first acceptance by Executive of an offer of employment), to be provided through Executive’s preferred provider of such services.  Following a Change of Control Termination, Ceridian shall reimburse Executive for all customary relocation expenses actually incurred by Executive in one move out of the Executive’s state of residence within the one-year period following such Change of Control Termination, provided such move is necessitated by Executive’s acceptance of an offer of employment.

(e)           In the event of a Change of Control Termination, all outstanding Ceridian options and other equity awards held by Executive shall become fully vested and exercisable and, if applicable, free from all restrictions.

(f)            The payments and benefits described in this Article VII shall be conditioned upon Executive executing (and not effectively rescinding) a release of claims against Ceridian substantially identical to that attached as Exhibit A hereto.  Payment and provision of benefits shall commence promptly following termination and

Executive’s endorsement of the Release attached as Exhibit A and the expiration of the right of rescission set forth in Exhibit A without Executive exercising her right of rescission (or, in the case of any bonus in Section 7.03(a) and 7.03(b) calculated at the end of the fiscal year in which termination occurs, payment shall be within 15 days after the date such bonus would have been paid had Executive remained employed for the full fiscal year, if later).

7.04        Interest.  In the event Ceridian does not make timely payment in full of the Change of Control Termination Payment described in Section 7.03, Executive shall be entitled to receive interest on any unpaid amount at the lower of:  (a) the prime rate of interest (or such comparable index as may be adopted) established from time to time by the Bank of America National Trust and Savings Association, New York, New York or its successor in interest; or (b) the maximum rate permitted under Section 280G(d)(4) of the Internal Revenue Code.

7.05        Attorneys’ Fees.  In the event Executive incurs any legal expense to enforce or defend her rights under this Article VII of this Agreement, or to recover damages for breach thereof, Executive shall be entitled to recover from Ceridian any reasonable expenses for fees and expenses reasonably incurred.  Such payments shall be made within five (5) business days after delivery of Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as Ceridian reasonably may require.  Ceridian shall reimburse Executive for up to $10,000 for legal expenses incurred in connection with the negotiation of the terms of this Agreement which become effective as of the Commencement Date.

7.06        Benefits Continuation.  In the event of a Change of Control Termination, Executive shall, until age 65, be entitled to receive from Ceridian medical and dental insurance coverage substantially equivalent to the coverage Executive had on the day immediately prior to the Change of Control, including coverage then in effect for Executive’s spouse and dependents.  During any continuation period required under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), Ceridian shall continue to provide group medical and dental coverage under one or more of Ceridian’s group medical and dental plans as if Executive were still employed, and Executive shall be required to pay no more for such insurance coverage than Executive would be required to pay had Executive continued in active employment with Ceridian.  From the expiration of the COBRA period until Executive’s attainment of age 65, Ceridian shall use its reasonable best efforts to continue group coverage on the same terms; provided, however, that if Ceridian determines that such continued coverage under its group medical and dental plans after the COBRA period would jeopardize the tax-qualified status of such plans or cause Executive to incur penalty taxes under Section 409A of the Code, Ceridian shall have the right to:  (i) require Executive to reimburse Ceridian for such amounts as may be necessary to preserve group coverage without jeopardizing tax-qualified status or triggering penalty taxes; or (ii) discontinue such coverage and use its reasonable best efforts to obtain for Executive, her spouse and her dependents comparable individual coverage at comparable rates.  Ceridian shall reimburse Executive for the cost of such individual insurance coverage up to the amount Ceridian would be required to pay under

Ceridian’s group plans had Executive continued in active employment with Ceridian, and Executive shall be responsible for all additional costs, if any.

7.07        Mitigation; Offset.  Following a Change of Control Termination, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive pursuant to this Article VII.  The amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, or by offset against any amount claimed to be owed by Executive to Ceridian or otherwise.

ARTICLE VIII

GENERAL PROVISIONS

8.01        No Adequate Remedy.  The parties declare that it is impossible to measure in money the damages which will accrue to either party by reason of a failure to perform any of the obligations under Article V or Article VI and therefore injunctive relief is appropriate.  Therefore, if either party shall institute any action or proceeding to enforce the provisions of Article V or Article VI hereof, such party against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such party shall not urge in any such action or proceeding the claim or defense that such party has an adequate remedy at law.

8.02        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Ceridian, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of Ceridian, and any such successor or assign shall absolutely and unconditionally assume all of Ceridian’s obligations hereunder.

8.03        Notices.  All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address:

(a)           Ceridian Corporation
3311 East Old Shakopee Road
Minneapolis, Minnesota 55425-1640
Attention:  Office of General Counsel

(b)           In the case of Executive shall be:

At the address listed on the last page of this Agreement.

Either party may, by notice hereunder, designate a changed address.  Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

8.04        Captions.  The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

8.05        Governing Law.  The validity, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota and any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.  The parties hereto expressly recognize and agree that the implementation of this Governing Law provision is essential in light of the fact that Parent Corporation’s corporate headquarters and its principal executive offices are located within the State of Minnesota, and there is a critical need for uniformity in the interpretation and enforcement of the employment agreements between Ceridian and its senior executives.

8.06        Construction.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.07        Waivers.  No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

8.08        Modification.  Any changes or amendments to this Agreement must be in writing and signed by both parties.

8.09        Tax Compliance.  Notwithstanding anything to the contrary herein, if either Ceridian determines in good faith that any payment or benefit due to Executive under this Agreement is subject to Section 409A(a)(2)(B)(i) of the Code, as amended (the six month distribution delay requirement for certain payments to key employees of publicly traded companies), such payment or benefit shall not be made or provided sooner than permitted under such Section 409A(a)(2)(B)(i) of the Code and shall be made or provided on the date that is the first business day after the date that is six months after the date of “separation from service”, as such phrase is defined under Section 409A of the Code and the guidance and regulations issued thereunder.  Ceridian shall consult with the Executive before making any such determinations.

8.10        Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon.  This

Agreement replaces in full all prior employment or Change of Control agreements or understandings of the parties hereto with respect to such subject matter, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement.

[Remainder of This Page Left Intentionally Blank]

IN WITNESS WHEREOF, The parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

EXECUTIVE	CERIDIAN CORPORATION

/s/ Kathryn V. Marinello	By:	/s/ L. White Matthews, III
Kathryn V. Marinello	Name:	L. White Matthews, III
	Title:	Chairman of the Board

Address:

13710 Dunbar Way
St. Paul, MN 55124

Exhibit A

RELEASE

I, Kathryn V. Marinello, in consideration of the payments of $               subject to appropriate withholding, which includes compensation to which I would not be otherwise entitled, do, except as specifically provided below, hereby fully and completely release and waive any and all claims, complaints, causes of action or demands of whatever kind which I have or may have against Ceridian Corporation, its predecessors, successors, subsidiaries and Affiliates and all past and present members of the Board of Directors, officers, employees and agents of those persons and companies (“Ceridian”) arising out of any actions, conduct, decisions, behavior or events occurring up to the date of my execution of this Release.

I understand and accept that this Release specifically covers but is not limited to any and all claims, complaints, causes of action or demands which I have or may have against the above-referenced released parties relating in any way to the terms, conditions and circumstances of my employment up to the date of my signature below, any form of employment discrimination prohibited under any state’s human rights act, Title VII of the Federal Civil Rights Act of 1964, the Federal Americans with Disabilities Act, the Federal Family and Medical Leave Act,  the Federal Age Discrimination in Employment Act and any other similar federal, state or local statute or ordinance.  I further understand that this Release extends to but is not limited to all claims which I may have based on statutory or common law claims for negligence or other breach of duty, wrongful discharge, breach of contract, breach of any express or implied promise, misrepresentation, fraud, retaliation, breach of public policy, “whistleblowing,” retaliation, infliction of emotional distress, defamation, promissory estoppel, invasion of privacy, failure to pay wages or any other theory, whether legal or equitable.  Notwithstanding the foregoing, I do not waive my rights to (i) enforce the performance by Ceridian of its obligations under the Executive Employment Agreement between myself and Ceridian (including, without limitation, the obligation to make the payments and provide the benefits described in Articles III, IV and VII thereof if applicable), (ii) any employee benefits payable pursuant to the terms of the applicable plans of Ceridian or any affiliate, which benefits shall be paid or provided in accordance with the terms of such plans or (iii) indemnification from Ceridian with respect to my service with Ceridian, whether provided pursuant to Ceridian’s bylaws or otherwise.

Nothing contained herein, however, shall be construed to prohibit me from filing a charge with the Equal Employment Opportunity Commission, but my release includes a release of my right to file a court action or to seek individual remedies or damages in any Equal Employment Opportunity Commission-filed court action, and my release of these rights shall apply with full force and effect to any proceedings arising from or relating to such a charge.

I agree that my only remedy for any dispute I have about the enforceability of this Release shall be to submit that dispute to final and binding arbitration in accordance with the rules of the American Arbitration Association.  Ceridian and I agree that I must send written notice of any claim to Ceridian by certified mail, return receipt requested.  Written notice to Ceridian shall be sent to its Secretary at 3311 East Old Shakopee Road, Minneapolis, MN 55425-1640.

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I understand that I may rescind this Release if I do so in writing, delivered by certified mail, return receipt requested, to Office of the General Counsel, Ceridian Corporation, 3311 East Old Shakopee Road, Minneapolis, MN 55425-1640, within fifteen (15) calendar days of the date of my signature below.  Upon the expiration of fifteen (15) calendar days from the date indicated below, if I have not rescinded this Release, then Ceridian Corporation shall promptly deliver to me the above-referenced payment, subject to appropriate withholding, this Release being contingent upon payment of that sum.

If sent by mail, the rescission must be:

•              Postmarked within the 15 calendar-day period;

•              Properly addressed to Ceridian; and

•              Sent by certified mail, return receipt requested.

By my signature below, I acknowledge that I fully understand and accept the terms of this Release, and I represent and agree that my signature is freely, voluntarily and knowingly given.  I have had 21 days in which to consider this agreement.  By my signature below, I further acknowledge that I have been provided a full opportunity to review and reflect on the terms of this Release and to seek the advice of legal counsel of my choice, which advice I have been encouraged to obtain.

If I do not execute this Release within 30 days after I receive it, the offer Ceridian has made for a payment herein is null and void.

Date:
Kathryn V. Marinello

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